UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Linn Energy, LLC
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LINN ENERGY, LLC
600 Travis, Suite 5100
Houston, Texas 77002
NOTICE OF ANNUAL MEETING OF UNITHOLDERS
To Be Held on April 26, 2011
Dear Unitholder:
     You are cordially invited to attend the 2011 Annual Meeting of Unitholders (Annual Meeting) of Linn Energy, LLC, a Delaware limited liability company (LINN Energy), which will be held on Tuesday, April 26, 2011, at 10:00 a.m., Central Standard Time, at the Chase Tower Auditorium, 601 Travis Street, Houston, Texas 77002.
     The Annual Meeting will be held for the following purposes:
1.	To elect six directors to LINN Energy’s Board of Directors to serve until the 2012 Annual Meeting of Unitholders;

2.	To ratify the appointment of KPMG LLP as independent auditor of LINN Energy for the fiscal year ending December 31, 2011;

3.	To provide a non-binding advisory vote approving LINN Energy’s executive compensation program;

4.	To provide a non-binding advisory vote on the proposed timeline for seeking advisory votes on executive compensation in the future; and

5.	To transact such other business as may properly come before the Annual Meeting and any reconvened meeting following any adjournments or postponements of the meeting.
     Additional information regarding the Annual Meeting is set forth in the attached Proxy Statement. Only unitholders of record at the close of business on March 1, 2011 are entitled to receive notice of and to vote at the Annual Meeting or any reconvened meeting following any adjournments or postponement thereof. A list of our unitholders will be available for examination at the Annual Meeting and at our Houston office at least ten days prior to the Annual Meeting.

By Order of the Board of Directors,

Charlene A. Ripley Senior Vice President, General Counsel and Corporate Secretary

Houston, Texas
March 15, 2011
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND
RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS
POSSIBLE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
UNITHOLDERS MEETING TO BE HELD ON APRIL 26, 2011.
This Proxy Statement and our 2010 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

LINN ENERGY, LLC
600 Travis, Suite 5100
Houston, Texas 77002

PROXY STATEMENT

Annual Meeting of Unitholders
To Be Held on Tuesday, April 26, 2011
     This Proxy Statement is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of Linn Energy, LLC (Board), for use at our 2011 Annual Meeting of Unitholders (Annual Meeting) or at any reconvened meeting after any adjournments or postponements thereof. The Annual Meeting will be held on Tuesday, April 26, 2011, at 10:00 a.m., Central Standard Time, at the Chase Tower Auditorium, 601 Travis Street, Houston, Texas 77002. You can obtain directions to the Annual Meeting by calling our Investor Relations line at (281) 840-4110. Only holders of record of units at the close of business on March 1, 2011 (the Record Date) were entitled to notice of, and are entitled to vote at, the Annual Meeting and any reconvened meeting following any adjournments or postponements thereof, unless such adjournment or postponement is for more than 30 days, in which event we will set a new record date. Unless the context requires otherwise, the terms “the Company,” “our,” “we,” “us” and similar terms refer to Linn Energy, LLC, together with its consolidated subsidiaries.
Internet Availability of Proxy Materials
     We have elected to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the SEC), which allow us to deliver to our unitholders a “Notice of Internet Availability of Proxy Materials” and to provide internet access to our proxy materials and annual report.
     Accordingly, on or about March 15, 2011, we will begin mailing to our unitholders of record a “Notice of Internet Availability of Proxy Materials,” which we refer to as the “Notice of Internet Availability,” except for unitholders who have indicated their preference to receive a full, printed set of materials for future meetings, to whom we will begin mailing the requested printed materials on such date. The Notice of Internet Availability will include instructions on accessing and reviewing our proxy materials and our 2010 annual report to unitholders on the internet, and will provide instructions on submitting a proxy on the internet.
     At the time we begin mailing our Notice of Internet Availability, we will also first make available on the internet at www.proxyvote.com our meeting notice, our proxy statement and our 2010 annual report to unitholders. Any unitholder may also request a printed copy of these materials by any of the following methods:
•	internet at www.proxyvote.com;

•	e-mail at sendmaterial@proxyvote.com; or

•	telephone at 1-800-579-1639.
     Pursuant to the SEC’s rules, our 2010 annual report to unitholders, which includes our audited consolidated financial statements, is not considered a part of, or incorporated by reference in, the proxy solicitation materials.

Proposals
     At our 2011 Annual Meeting, we are asking our unitholders to consider and act upon proposals to: (1) elect six directors to serve until our 2012 Annual Meeting, (2) ratify the appointment of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2011, (3) provide a non-binding advisory vote approving LINN Energy’s executive compensation program and (4) provide a non-binding advisory vote on the proposed timeline for seeking advisory votes on executive compensation in the future.
Quorum Required
     The presence, in person or by proxy, of the holders as of the Record Date of a majority of our outstanding units is necessary to constitute a quorum for purposes of voting on the proposals at the Annual Meeting. Withheld votes, abstentions and broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and when the broker does not otherwise have discretionary power to vote on a particular matter) will count as present for purposes of establishing a quorum on the proposals.
How to Vote
     If you are a holder of our units, you are entitled to one vote at the meeting for each unit that you held as of the Record Date for each proposal and director nominee. If you do not wish to vote for a particular director nominee, you must clearly identify such nominee on your proxy card. Votes withheld will have the same effect as not voting. A plurality of the votes cast by holders of the units present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect each nominee for director. If units are held in street name through a broker and the broker is not given direction on how to vote, the broker will not have discretion to vote such shares on non-routine matters, including the election of directors and advisory votes on executive compensation. Abstentions and broker non-votes, if any, though counted for purposes of determining a quorum, will not be included in the vote totals and therefore will not have any effect on any proposal. For matters other than the election of directors, approval will be determined by a majority of those votes cast affirmatively or negatively by members holding outstanding units and entitled to vote on the matter.
     You may vote in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we encourage you to complete, sign and return your proxy card in advance of the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, please note that if your units are held in “street name” (in the name of a broker or by a bank or other nominee), you are considered the beneficial owner of these units and proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to these units, the unitholder of record. As the beneficial owner, you have the right to direct your broker how to vote; however, since you are not the unitholder of record, you may not vote these units in person at the Annual Meeting unless you obtain a legal proxy from your brokerage firm. Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the Annual Meeting.
Revoking Your Proxy
     You may revoke your proxy before it is voted at the Annual Meeting as follows: (i) by delivering, before or at the Annual Meeting, a new proxy with a later date; (ii) by delivering, on or before the business day prior to the Annual Meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the Annual Meeting; (iii) by attending the Annual Meeting in person and voting, although your attendance at the Annual Meeting, without actually voting, will not by itself revoke a previously granted proxy; or (iv) if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.
Outstanding Units Held on Record Date
     As of the Record Date, there were 160,068,772 outstanding units entitled to vote at the Annual Meeting.
PROPOSAL ONE: ELECTION OF DIRECTORS
     Members of our Board of Directors are elected each year at the annual meeting of unitholders. All six of our current Board members have been nominated to stand for re-election at the Annual Meeting. We encourage our director nominees to attend our annual meetings to provide an opportunity for unitholders to communicate directly with directors about issues affecting our company. We anticipate that all director nominees will attend the Annual Meeting. In 2010, all the current directors attended the annual meeting.
     At the Annual Meeting, our unitholders will consider and act upon a proposal to elect six directors to our Board to serve until the 2012 Annual Meeting of Unitholders. Each of the nominees has consented to serve as a director if so elected. Each nominee who is elected to our Board will serve in such capacity until his term expires or his successor has been duly elected and qualified or, if earlier, until such director dies, resigns or is removed. The persons named as proxies in the accompanying proxy card, who have been designated by our Board, intend to vote FOR the election of each of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any of these nominees becomes unable for any reason to stand for election as a director, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board may recommend and propose to replace such nominee or nominees, or the size of the board may be reduced accordingly; however, the Board is not aware of any circumstances likely to render any nominee unavailable.
     Information concerning the six director nominees is set forth below.
Director Nominees

			Director
Name	Age	Position with Our Company	Since
Michael C. Linn	59	Executive Chairman of the Board of Directors	2003
Mark E. Ellis	55	President and Chief Executive Officer and Director	2010
George A. Alcorn	79	Independent Director	2006
Terrence S. Jacobs	68	Independent Director	2006
Joseph P. McCoy	60	Independent Director	2007
Jeffrey C. Swoveland	56	Independent Director	2006
     Michael C. Linn is our Executive Chairman of the Board of Directors and has served in such capacity since January 2010. He served as Chairman and Chief Executive Officer from December 2007 to January 2010; Chairman, President and Chief Executive Officer from June 2006 to December 2007; and President, Chief Executive Officer and Director of the Company from March 2003 to June 2006. Mr. Linn serves on the National Petroleum Council. He serves on the boards of America’s Natural Gas Alliance and the Independent Petroleum Association of America (IPAA). He is also Chairman of the IPAA Political Action Committee and past Chairman of IPAA. He serves as the Texas Representative for the Legal and Regulatory Affairs Committee of the Interstate Oil and Gas Compact Commission. He previously served as Chairman of the National Gas Council and Director of the Natural Gas Supply Association. He is former President of the Independent Oil and Gas Associations of New York, Pennsylvania and West Virginia. His civic affiliations include serving on the boards of the Texas Heart Institute, Museum of Fine Arts, Houston, Texas Children’s Hospital, Houston Children’s Charity and Houston Police Foundation. He is the Chairman of the Texas Children’s Hospital Corporate Committee Capital Campaign and serves on the Visitors Board of the MD Anderson Cancer Center. He also is a member of the Dean’s Executive Advisory Board for the University of Houston C.T. Bauer College of Business.
     Mark E. Ellis is our President and Chief Executive Officer and a Director and has served in such capacity since January 2010. From December 2007 to January 2010, Mr. Ellis served as our President and Chief Operating Officer and from December 2006 to December 2007, Mr. Ellis served as our Executive Vice President and Chief Operating Officer. Mr. Ellis has more than 30 years of experience in the oil and natural gas industry, most recently serving as President, Lower 48 for ConocoPhillips from April 2006 to November 2006. Prior to joining ConocoPhillips, Mr. Ellis served as Senior Vice President of North American Production for Burlington Resources from September 2004 to April 2006. Mr. Ellis serves on the boards of America’s Natural Gas Alliance, The Center for Hearing and Speech in Houston, Houston Museum of Natural Science, The Cynthia Woods Mitchell Pavilion, Industry Board of Petroleum Engineering at Texas A&M University and the Visiting Committee of Petroleum Engineering at the Colorado School of Mines.
     George A. Alcorn was appointed to our Board of Directors in January 2006. Mr. Alcorn is an independent director and serves as Chairman of our Nominating and Governance Committee. Mr. Alcorn has served as President of Alcorn Exploration, Inc., a private exploration and production company, since 1982. Mr. Alcorn is also a member of the board of directors of EOG Resources, Inc. He is a past chairman of the IPAA and a founding member and past chairman of the Natural Gas Council.

     Terrence S. Jacobs was appointed to our Board of Directors in January 2006. Mr. Jacobs is an independent director. Since 1995, Mr. Jacobs has served as President and CEO of Penneco Oil Company (Penneco), which provides ongoing leasing, marketing, exploration and drilling operations for natural gas and crude oil in Pennsylvania, West Virginia and Wyoming. Mr. Jacobs currently serves on the boards of directors of Penneco and affiliates, CMS Mid-Atlantic, Inc., the Pennsylvania Independent Oil and Gas Association and Duquesne University. Mr. Jacobs served as President of the Independent Oil and Gas Association of Pennsylvania from 1999 to 2001 and from 2003 to 2005 and has served as a director of the Independent Petroleum Association of America for the states of Delaware, Maryland, Pennsylvania and New York — West from 2000 to 2006. He is a member of the National Petroleum Council, and he is presently serving as Chairman of the Tax Committee of the Independent Petroleum Association of America. Mr. Jacobs is a Certified Public Accountant in Pennsylvania.
     Joseph P. McCoy was appointed to our Board of Directors in September 2007. Mr. McCoy is an independent director and serves as Chairman of our Audit Committee. Mr. McCoy served as Senior Vice President and Chief Financial Officer of Burlington Resources Inc. from 2005 until 2006 and Vice President and Controller (Chief Accounting Officer) of Burlington Resources Inc. from 2001 until 2005. Prior to joining Burlington Resources, Mr. McCoy spent 27 years with Atlantic Richfield and affiliates in a variety of financial positions. Mr. McCoy served as a member of the board of directors of Rancher Energy, Inc. and BPI Energy Corp. from 2007 to 2009. Since 2006, other than his service on our board of directors and the other boards identified above, Mr. McCoy has been retired.
     Jeffrey C. Swoveland was appointed to our Board of Directors in January 2006. Mr. Swoveland is an independent director and serves as Chairman of the Compensation Committee. Since June 2009, Mr. Swoveland has served as the Chief Executive Officer of ReGear Life Sciences, a medical device company that develops and markets products which reduce pain and increase the rate of healing through therapeutic, deep tissue heating. From May 2006 to June 2009, Mr. Swoveland served as Chief Operating Officer of ReGear Life Sciences (formerly known as Coventina Healthcare Enterprises). From 2000 to 2006, he served as Chief Financial Officer of BodyMedia, a life-science and bioinformatics company. From 1994 to 2000, he served as Director of Finance, Vice President Finance and Treasurer and Interim Chief Financial Officer of Equitable Resources, Inc., a diversified natural gas company. Mr. Swoveland is also a member of the board of directors of PDC Energy.
Qualifications of Director Nominees
     In making its recommendation to nominate the current directors for reelection, the Nominating and Governance Committee of the Board (Nominating Committee) determined that each of Michael C. Linn, Mark E. Ellis, George A. Alcorn, Terrence S. Jacobs, Joseph P. McCoy and Jeffrey C. Swoveland possess the following qualifications:
1.	personal and professional integrity and high ethical standards;

2.	good business judgment;

3.	an excellent reputation in the industry in which the nominee or director is or has been primarily employed;

4.	a sophisticated understanding of our business or similar businesses;

5.	curiosity and a willingness to ask probing questions of management;

6.	the ability and willingness to work cooperatively with other members of the Board and with our President and Chief Executive Officer and our other members of senior management; and

7.	the ability and willingness to support us with his preparation for, attendance at and participation in Board meetings.
     The Nominating Committee further found that each of the nominees possesses the following experience, qualifications, attributes and skills that, combined with those qualifications identified above, led the Nominating Committee to conclude that such nominee should serve as a member of our Board:
1.	Michael C. Linn:
•	As our founder, brings historical knowledge and strategic experience and is well suited to serve as a link between board and management.

•	Brings significant experience in the oil and natural gas industry, including as former chairman of the IPAA.

•	As an attorney, brings legal expertise.
2.	Mark E. Ellis
•	As our current President and Chief Executive Officer, is well suited to inform the board of significant strategic matters.

•	Brings significant experience in the oil and natural gas industry, including membership in the Society of Petroleum Engineers.

•	As an engineer, brings technical expertise.
3.	George A. Alcorn
•	As President of Alcorn Exploration, Inc., brings significant knowledge of our business.

•	Brings significant experience in the oil and natural gas industry, including as former chairman of the IPAA.

•	As member of board and committees of EOG Resources, Inc., brings experience and expertise serving on public company boards and as nominating committee chair.
4.	Terrence S. Jacobs
•	As President of Penneco, brings significant knowledge of our business.

•	Brings significant experience in the oil and natural gas industry, including as director of the IPAA for the states of Delaware, Maryland, Pennsylvania and New York.

•	As a Certified Public Accountant, brings significant financial expertise.
5.	Joseph P. McCoy
•	As former Chief Financial Officer of Burlington Resources Inc., brings significant knowledge of our business.

•	As former director of Rancher Energy, Inc. and BPI Energy Corp., brings experience serving on public company boards.

•	As former Chief Financial Officer and Chief Accounting Officer of Burlington Resources Inc., brings significant financial expertise and experience in the preparation and review of financial statements and disclosure documents.
6.	Jeffrey C. Swoveland
•	As former Vice President and Treasurer and Interim Chief Financial Officer of Equitable Resources, Inc., brings significant financial expertise and experience in the preparation and review of financial statements and disclosure documents.

•	Brings expertise and experience in banking, including credit/financial analysis.

•	As director and former chair of the audit and compensation committees of PDC Energy, brings experience serving on public company boards and as compensation committee chair.
Required Vote
     Our limited liability company agreement provides for “plurality voting” in the election of directors, and directors will be elected by a plurality of the votes cast for a particular position. Each outstanding unit shall be entitled to one vote on all matters submitted to members for approval and in the election of directors.
     With respect to the Annual Meeting, we have six nominees and six available board seats. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. The six nominees receiving the most votes cast at the Annual Meeting will be elected to our Board.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SIX NOMINEES FOR DIRECTOR.
CORPORATE GOVERNANCE
Director Independence
     The Nominating Committee reviews director independence on an annual basis and makes a threshold determination as to the status of each director’s independence. After this initial determination is made, the Nominating Committee makes a recommendation to the full Board, who then ultimately determine director independence. This subjective determination is made by considering all direct or indirect business relationships between each director (including his immediate family) and our company, as well as relationships between our company and charitable organizations with which the director is affiliated. The full Board, upon recommendation by the Nominating Committee, has determined that Messrs. Alcorn, Jacobs, McCoy and Swoveland qualify as “independent” in accordance with the published listing requirements of The NASDAQ Global Select Market (NASDAQ). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of our company and has not engaged in various types of business dealings with our company. In addition, as further required by the NASDAQ rules, the Nominating Committee has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Nominating Committee, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. Mr. Linn is not independent by virtue of his role as our Executive Chairman and Mr. Ellis is not independent by virtue of his role as our President and Chief Executive Officer. During the Board of Director’s most recent review of independence, the Board specifically considered that Mr. Jacobs has served as President of Penneco, which provides ongoing leasing, marketing, exploration and drilling operations for natural gas and crude oil in Western Pennsylvania and West Virginia and from which we have purchased natural gas in the past. We made no purchases from Penneco in 2010 and do not expect any future purchases. After consideration, our Board has determined that this relationship would not interfere with Mr. Jacobs’ independent judgment as a Board member.
     In addition, the members of the Audit Committee of our Board each qualify as “independent” under standards established by the SEC for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. McCoy is the independent director who has been determined to be an audit committee financial expert. Unitholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McCoy’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. McCoy any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board.
Governance Guidelines and Codes of Ethics
     Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibility to provide effective governance over our affairs for the benefit of our unitholders. In addition, we have adopted a Code of Business Conduct and Ethics, which sets forth legal and ethical standards of conduct for all our employees, as well as our directors. We also have adopted a separate code of ethics which applies to our Chief Executive Officer and Senior Financial Officers. All of these documents are available on our website, www.linnenergy.com, and will be provided free of charge to any unitholder requesting a copy by writing to our Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. If any substantive amendments are made to the Code of Ethics for Chief Executive Officer and Senior Financial Officers or if we grant any waiver, including any implicit waiver, from a provision of such code, we will disclose the nature of such amendment or waiver within four business days on our website. The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.
Communications to Our Board of Directors
     Our Board has a process in place for communication with unitholders. Unitholders should initiate any communications with our Board in writing and send them to our Board c/o Charlene A. Ripley, Senior Vice President, General Counsel and Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. All such communications will be forwarded to the appropriate directors. This centralized process will assist our Board in reviewing and responding to unitholder communications in an appropriate manner. If a unitholder wishes for a particular director or directors to receive any such communication, the unitholder must specify the name or names of any specific Board recipient or recipients in the communication. Communications to our Board must include the number of units owned by the unitholder as well as the unitholder’s name, address, telephone number and email address, if any.
Meetings of Our Board of Directors; Executive Sessions
     Our Board holds regular and special meetings from time to time as may be necessary. Regular meetings may be held without notice on dates set by our Board from time to time. Special meetings of our Board may be called with reasonable notice to each member upon request of the Chairman of the Board or upon the written request of any three Board members. A quorum for a regular or special Meeting will exist when a majority of the members are participating in the meeting either in person or by conference telephone. Any action required or permitted to be taken at a Board meeting may be taken without a meeting, without prior notice and without a vote if all of the members sign a written consent authorizing the action.
     During 2010, our Board held four regular and ten special meetings. The standing Committees of our Board held an aggregate of 17 meetings during this period. Each director attended at least 75% of the aggregate number of meetings of the Board and Committees on which he served.

     The Corporate Governance Guidelines adopted by our Board provide that the independent directors will meet in executive session at least quarterly, or more frequently if necessary. The Chairman of our Nominating Committee will chair the executive sessions of the independent directors.
Leadership Structure
     In January 2010, Michael C. Linn was elected to the position of Executive Chairman of the Board. In this position, Mr. Linn focuses on our strategic direction and leadership of the Board. Mark E. Ellis was elected in January 2010 as President and Chief Executive Officer. Although the Board has elected to separate the positions of Chief Executive Officer and Chairman of the Board, Mr. Linn, by virtue of his past and current employment with us, is not independent. The Nominating Committee believes that Mr. Linn’s history as our founder and his strategic experience with us make him the appropriate leader of the Board. The Nominating Committee has considered the appointment of an independent lead director and determined it is not necessary to appoint one as the Committee believes that Mr. Linn will serve as an effective communication link between the Board and management. The Nominating Committee will reevaluate its view on the Board’s leadership structure periodically.
Risk Oversight
     In 2009, we formed an Enterprise Risk Management Committee (ERM Committee) composed of members of senior management across all functions of the Company. The ERM Committee is led by our General Counsel and is tasked with coordinating risk management efforts across the organization to ensure appropriate protection and preservation of our employees, financial integrity, and physical assets. In particular the ERM Committee ensures that sound policies, procedures and practices are in place for the enterprise-wide management of our material risks, and provides regular reports to the Board.
     In 2010, the ERM Committee provided regular status updates on the ERM Committee’s activities to the Audit Committee. In December 2010, the Board, following the recommendation from the Audit Committee, determined that the Board was the appropriate body to provide oversight of our major risk exposures and the steps management has taken to monitor and manage such exposures. The ERM Committee will continue to provide regular updates to the Board. The Board will also consult with the Compensation Committee of the Board regarding our major risk exposures and whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. In January 2011, the Compensation Committee determined that, with respect to 2010, our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
Committees of Our Board of Directors
     Our Board currently has standing Audit, Compensation, and Nominating and Governance Committees. Each member of these Committees is an independent director in accordance with the NASDAQ listing standards described above and applicable SEC rules. Our Board has adopted a written charter for each of these Committees, which sets forth each Committee’s purposes, responsibilities and authority. Each Committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications. These committee charters are available on our website at www.linnenergy.com. You may also contact Charlene A. Ripley, our Senior Vice President, General Counsel and Corporate Secretary at Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002, to request paper copies free of charge. The following is a brief description of the functions and operations of the standing Committees of our Board.
Audit Committee
     The Audit Committee assists our Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditor. During 2010, the Audit Committee held seven meetings. The Audit Committee is currently comprised of four directors: Mr. McCoy (Chairman), Mr. Jacobs, Mr. Alcorn, and Mr. Swoveland. Each member of the Audit Committee is “independent” as defined by the NASDAQ listing standards and applicable SEC rules, and is financially literate. Mr. McCoy has been designated the “audit committee financial expert.”
     Our Audit Committee also reviews related party transactions and other specific matters that our Board believes may involve conflicts of interest. The Audit Committee determines if the related party transaction or resolution of the conflict of interest is in the best interest of our company. In accordance with our limited liability company agreement, any conflict of interest matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our Unitholders. The report of our Audit Committee appears under the heading “Report of the Audit Committee” on page 9 of this Proxy Statement.
Compensation Committee
     The Compensation Committee’s primary responsibilities are to: (i) approve the compensation arrangements for our senior management and for our Board members, including establishment of salaries and bonuses and other compensation for our executive officers, (ii) to approve any compensation plans in which our officers and directors are eligible to participate and to administer such plans, including the granting of equity awards or other benefits under any such plans and (iii) to review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement. The Compensation Committee also oversees the preparation of the report on executive compensation for inclusion in the annual proxy statement.
     During 2010, the Compensation Committee held six meetings. The Compensation Committee is currently comprised of four directors: Mr. Swoveland (Chairman), Mr. Alcorn, Mr. Jacobs and Mr. McCoy. Each of the Compensation Committee members is “independent” as defined by the NASDAQ listing standards. All Compensation Committee members are also “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act) and “outside directors” under Rule 162(m) of the Internal Revenue Code. The report of our Compensation Committee appears under the heading “Compensation Committee Report” on page 24 of this Proxy Statement.
     Procedures and Processes for Determining Executive and Director Compensation
     Please refer to “Compensation Discussion and Analysis, The Compensation Committee,” on page 12 of this Proxy Statement for a discussion of the Compensation Committee’s procedures and processes for making compensation determinations.
Nominating and Governance Committee
     The Nominating Committee’s primary responsibilities are to (i) develop criteria, recruit and recommend candidates for election to our Board, (ii) develop and recommend corporate governance guidelines to our Board, and to assist our Board in implementing such guidelines, (iii) lead our Board in its annual review of the performance of the Board and its Committees, (iv) review and recommend to the Board amendments, as appropriate to our Code of Business Conduct and Ethics and our Code of Ethics for Chief Executive Officer and Senior Financial Officers and (v) assess the independence of each non-employee director and to determine whether a director qualifies as an “audit committee financial expert.” The Nominating Committee will consider the following qualifications, along with such other individual qualities the Board identifies from time to time, for director nominees:
•	personal and professional integrity and high ethical standards;

•	good business judgment;

•	an excellent reputation in the industry in which the nominee or director is or has been primarily employed;

•	a sophisticated understanding of our business or similar businesses;

•	curiosity and a willingness to ask probing questions of management;

•	the ability and willingness to work cooperatively with other members of the Board and with the CEO and other senior management; and

•	the ability and willingness to support us with his or her preparation for, attendance at and participation in Board meetings.
     The Nominating Committee will evaluate each nominee based upon a consideration of a nominee’s qualification as independent and consideration of diversity, age, skills and experience in the context of the needs of the Board as described in our Corporate Governance Guidelines. The Nominating Committee does not have a policy with regard to the consideration of diversity in identifying director nominees. Diversity, including diversity of experience, professional expertise, gender, race and age, is one factor outlined in our Corporate Governance Guidelines that the Nominating Committee considers in evaluating a nominee. The Nominating Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and others that the Nominating Committee feels are reliable.
     The Nominating Committee will consider director candidate suggestions made by unitholders in the same manner as other candidates. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating and Governance Committee, c/o Charlene A. Ripley, Senior Vice President, General Counsel and Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002. For other procedures that must be followed in order for the Committee to consider recommendations from unitholders, please read “Unitholder Proposals and Director Nominations—Recommendation of Director Candidates to the Nominating and Governance Committee.” In 2010, the Nominating Committee held four meetings. The Nominating Committee is currently comprised of four directors: Mr. Alcorn (Chairman), Mr. Jacobs, Mr. McCoy, and Mr. Swoveland. Each member of the Nominating Committee is “independent” as defined by the NASDAQ listing standards.
Report of the Audit Committee
     The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.
     With respect to the consolidated financial statements for the year ended December 31, 2010, the Audit Committee reviewed and discussed the consolidated financial statements of Linn Energy, LLC and the quality of financial reporting with management and the independent auditor. It also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee also discussed with the independent auditor its independence from Linn Energy, LLC and received from the independent auditor the written disclosures and the letter from the independent auditor complying with the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee determined that the non-audit services provided to Linn Energy, LLC by the independent auditor (discussed below under “Proposal Two: Ratification of Independent Public Accountants”) are compatible with maintaining the independence of the independent auditor.
     Based on the reviews and discussions described above, the Audit Committee recommended to our Board that the consolidated financial statements of Linn Energy, LLC be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Submitted By:

Audit Committee

Joseph P. McCoy, Chair
George A. Alcorn
Terrence S. Jacobs
Jeffrey C. Swoveland
     Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.
PROPOSAL TWO: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
     The Audit Committee of our Board has selected KPMG LLP to continue as our independent public accountants for 2011. KPMG LLP has served as Linn Energy, LLC’s independent auditor since 2005. The Audit Committee has determined to submit KPMG LLP’s selection to unitholders for ratification. Unitholder ratification of the selection of KPMG LLP as our independent public accountants is not required by our limited liability company agreement or otherwise. We are submitting the selection of KPMG LLP to unitholders for ratification as a matter of good corporate practice. If this selection of auditor is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the Annual Meeting, the Audit Committee will reconsider its selection of auditor. We are advised that no member of KPMG LLP has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of KPMG LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.
Audit Fees
     The fees for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for each of the fiscal years ended December 31, 2009 and 2010, and the reviews of the financial statements included in any of our Quarterly Reports on Forms 10-Q for each of those fiscal years were approximately $1,254,000 and $1,250,000, respectively.
Audit-Related Fees
     KPMG LLP also received fees for (i) an audit of our 401(k) Plan and (ii) services in connection with, and comfort letters for, our senior notes offerings and equity offerings. These fees totaled approximately $520,000 and $572,000 for the years ended December 31, 2009 and 2010, respectively.
Tax Fees
     We incurred no fees in the fiscal years ended December 31, 2009 and 2010 for tax-related services provided by KPMG LLP.
All Other Fees
     We incurred no other fees in the fiscal years ended December 31, 2009 and 2010 for any other services provided by KPMG LLP.
Audit Committee Approval of Audit and Non-Audit Services
     The Audit Committee pre-approves all audit and non-audit services to be provided to us by our independent auditors in the upcoming year at the last meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and shall not exceed a specified dollar limit. During the course of a fiscal year, if additional non-audit services are identified, these services are presented to the Audit Committee for pre-approval. Management is directed to provide a report to the Audit Committee quarterly showing in reasonable detail the services provided by the independent auditors to us since the day of the initial pre-approval, as well as the estimated cost to date of audit and non-audit services. All of the services covered under the caption “Audit-Related Fees” were approved by the Audit Committee and none were provided under the de minimis exception of Section 10A of the Exchange Act.
Required Vote
     Under our limited liability company agreement, unitholder ratification of KPMG LLP as our independent public accountants for 2011 is not required. However, in the event we elect to submit such ratification for unitholder approval, as we have done here, this approval would require the affirmative vote of a majority of the votes cast affirmatively or negatively by members holding outstanding units and entitled to vote on the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 2011.
     In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our unitholders.
PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
     In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and SEC rules, we are providing you with an opportunity to vote on a non-binding, advisory resolution regarding the compensation of our Named Officers (as defined under “Summary Compensation Table” below). We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our unitholders. This advisory vote, commonly known as “Say-on-Pay,” gives you as a unitholder the opportunity to express or withhold approval of the compensation we pay our Named Officers by voting for or against the following resolution:
     “RESOLVED, that the compensation paid to LINN Energy’s Named Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
     Please read the “Compensation Discussion and Analysis” section beginning on page 12 of this proxy statement for a detailed discussion of our executive compensation program. We and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined there. Because your vote is advisory, it will not be binding on us; however, the Compensation Committee will take into account the outcome of the vote as one factor when considering future executive compensation arrangements.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED OFFICERS. Properly dated and signed proxies will be so voted unless unitholders specify otherwise.
PROPOSAL FOUR: ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION
     In accordance with the Dodd-Frank Act and SEC rules, we are required, not less frequently than once every 6 years, to submit a proposal allowing our unitholders to vote, in an advisory, non-binding vote, on whether the unitholder advisory vote to approve executive compensation (Proposal No. 3 in the accompanying form of proxy) will occur every 1, 2 or 3 years.
     You may cast an advisory vote for the unitholder vote on executive compensation to occur every 1, 2 or 3 years, or you may abstain from voting on the matter. Your vote is advisory and will not be binding on us; however, the Compensation Committee will take into account the outcome of the vote as one factor when considering the frequency of submitting to unitholders a resolution to afford unitholders the opportunity to vote on executive compensation.
     Our Board of Directors is recommending voting for an advisory unitholder vote on executive compensation every three years based on the following considerations:
•	A significant portion of our compensation program delivered in the form of restricted units with a three year vesting period is designed to incent performance over the long term. A vote held every three years would be more consistent with, and provide better input on, our long-term compensation;

•	A three-year vote cycle gives the Board of Directors sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and

•	A three-year vote cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and our related performance objectives.
OUR BOARD OF DIRECTORS RECOMMENDS UNITHOLDERS SELECT “THREE YEARS” ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION. Properly dated and signed proxies will be so voted unless unitholders specify otherwise.

EXECUTIVE COMPENSATION
2010 Highlights and Executive Summary
     Pay for performance is a fundamental tenet of our compensation philosophy and we believe that sustainable performance is what ultimately drives unitholder value. As a result, a substantial portion of our Named Officer’s (defined below) total compensation is tied to our performance and delivered as incentive compensation, with a relatively small portion of the total delivered as fixed base salary. We deliver incentive compensation through our cash based Employee Incentive Compensation Program and our equity based Long Term Incentive Plan. As discussed in more detail below in “Compensation Discussion and Analysis”, the Compensation Committee believes in setting challenging annual goals that focus our Named Officers on the measures of company performance that matter most to you as a unitholder. In 2010, we exceeded substantially all our annual goals.
     We had an exceptional year in 2010. The following are highlights:
•	We increased the distribution we pay you by 5%;

•	We strengthened our ability to continue to pay your distribution by improving our distribution coverage ratio to 1.23x as of the end of 2010;

•	We grew our reserves by 52% to 2.6 Tcfe at year end 2010 from 1.7 Tcfe in 2009;

•	We increased average daily production by 22% year over year from 2009;

•	We increased Adjusted EBITDA (defined below) 29% to $732 million for 2010, compared to $566 million in 2009;

•	We grew in enterprise value from approximately $4.9 billion at year end 2009 to approximately $8.4 billion at year end 2010, putting us among the top 10 master limited partnerships/limited liability companies and the top 25 independent oil and natural gas development companies in the U.S; and

•	We delivered total return on your investment in LINN Energy in 2010 of more than 45%.
Compensation Discussion and Analysis
     We use traditional compensation elements of base salary, annual cash incentives, long-term equity based incentives, and employee benefits to deliver attractive and competitive compensation. Our executive compensation programs are administered by an independent compensation committee, with assistance from an independent consultant. We generally target the median of our peer group for total compensation, while providing the Named Officers with an opportunity to earn higher levels of incentive pay based on company performance. Our “Named Officers” discussed below are Michael C. Linn, our Executive Chairman, Mark E. Ellis, our President and Chief Executive Officer, Kolja Rockov, our Executive Vice President and Chief Financial Officer, Arden L. Walker, Jr., our Executive Vice President and Chief Operating Officer and Charlene A. Ripley, our Senior Vice President, General Counsel and Corporate Secretary. This Compensation Discussion and Analysis addresses the following topics:
•	the role of our Compensation Committee in establishing executive compensation;

•	our process for setting executive compensation;

•	our compensation philosophy and policies regarding executive compensation; and

•	our compensation decisions with respect to our Named Officers.
     The Compensation Committee
     The Compensation Committee of our Board has overall responsibility for the approval, evaluation and oversight of all our compensation plans, policies and programs. The fundamental responsibilities of the Committee are to (i) establish the goals, objectives and policies relevant to the compensation of our senior management, and evaluate performance in light of those goals to determine compensation levels, (ii) approve and administer our incentive compensation plans, (iii) set compensation levels and make awards under incentive compensation plans that are consistent with our compensation principles and our performance, and (iv) review our disclosure relating to compensation. The Committee also has responsibility for evaluating compensation paid to our independent directors.
     The Compensation Setting Process
     Compensation Committee Meetings. Our Compensation Committee holds regular quarterly meetings each year, which coincide with our quarterly Board meetings. It also holds additional meetings as required to carry out its duties. The Committee Chairman works with our General Counsel to establish each meeting agenda.
     At the Committee’s regularly scheduled fourth quarter meeting (or an earlier special meeting, as determined by the Chairman of the Committee), the Committee reviews and discusses a compensation analysis prepared by Towers Watson (an independent compensation consultant retained by the Committee, please see “Role of Compensation Consultant” below) and considers compensation for the succeeding calendar year.
     At the regular first quarter meeting, the Committee:
•	considers and approves changes in base salary for the upcoming year;

•	reviews actual results compared to the pre-established performance measures for the previous year to determine annual cash incentive awards for our executive officers under our Employee Incentive Compensation Plan, or EICP;

•	grants equity awards under the Company’s Amended and Restated Long-Term Incentive Plan, as amended, or LTIP;

•	approves the performance measures under our EICP for the upcoming year, which may include both quantitative financial measures and qualitative performance measures intended to focus on and reward activities that create unitholder value;

•	evaluates the compensation paid to our independent directors and, to the extent it deems appropriate, approves any adjustments; and

•	reviews the summary results of the Board’s written evaluations of our Chief Executive Officer, as well as the Chief Executive Officer’s self evaluation.
     The Committee meets in executive session to consider appropriate compensation for our Executive Chairman and our President and Chief Executive Officer. With respect to compensation for all other Named Officers, the Committee generally meets with our Executive Chairman and President and Chief Executive Officer outside the presence of all our other executive officers. When individual compensation decisions are not being considered, the Committee typically meets in the presence of our Executive Chairman, our President and Chief Executive Officer, and our General Counsel. Depending upon the agenda for a particular meeting, the Committee may also invite other officers, the Company’s compensation consultant, and a representative of Towers Watson to participate in Committee meetings. The Committee also regularly meets in executive session without management.
     Role of Compensation Consultant. The Committee’s Charter grants the Committee the sole and direct authority to retain and terminate compensation advisors and to approve their fees. All such advisors report directly to the Compensation Committee, and all assignments are directed by the Committee Chairman. The Committee has engaged Towers Watson for the past five years as the Committee’s independent compensation consultant to assist the Committee in assessing and determining competitive compensation packages for our executive officers. Towers Watson did no other work for the Company in 2010.
     In this capacity, Towers Watson has, from time to time at the Committee’s request and under the direction of the Committee Chairman, assembled information regarding (i) compensation trends in the oil and natural gas industry among independent oil and natural gas producers, master limited partnerships and limited liability companies, and (ii) relative compensation for similarly-situated executive officers of companies within these groups. In addition to published survey sources, Towers Watson employs data compiled from the public filings of a peer group of various companies.

     In 2010, because we have again grown dramatically in a relatively short period of time, we decided to adjust our compensation peer group, eliminating some companies that are no longer optimal for comparison purposes and adding one other that is an independent oil and natural gas producer of a similar size, based on our current enterprise value. The below chart identifies the members of 2009 and 2010 peer groups.

Company Name	2009 Peer Group	2010 Peer Group
Atlas Energy Resources, LLC	✓
Berry Petroleum Company	✓
Cabot Oil & Gas Corp	✓
Comstock Resources, Inc	✓
Concho Resources Inc.		✓
Cimarex Energy Co.	✓	✓
Denbury Resources Inc.	✓	✓
Encore Acquisition Company	✓
EXCO Resources, Inc.	✓
Forest Oil Corporation	✓
Newfield Exploration Company	✓	✓
Noble Energy, Inc.	✓	✓
Petrohawk Energy Corporation	✓	✓
Pioneer Natural Resources Company	✓	✓
Plains Exploration & Production Company	✓	✓
Range Resources Corporation	✓	✓
Sandridge Energy, Inc	✓
Stone Energy Corporation	✓
Southwestern Energy Company	✓	✓
Ultra Petroleum Corp.	✓	✓
     The Company also employs an individual as consultant to support us in managing our executive compensation process. Our consultant did not provide any other services to us in 2010.
     Role of Executive Officers. Except with respect to his own compensation, our President and Chief Executive Officer, with assistance from the Company’s consultant, plays a significant role in the Compensation Committee’s establishment of compensation levels for our executive officers. The most significant aspects of his role in the process are:
•	evaluating performance;

•	recommending EICP award targets and quantitative and qualitative performance measures under our EICP;

•	recommending base salary levels, actual EICP awards and LTIP awards; and

•	advising the Committee with respect to achievement of performance measures under the EICP.
     Our Executive Compensation Program
     Compensation Objectives. Our executive compensation program is intended to align the interests of our executive officers with your interests as unitholders by motivating our executive officers to achieve strong financial and operating results, which we believe closely correlate to financial strength and long-term unitholder value. This alignment of interests is primarily reflected through our executive officers’ participation in our EICP and LTIP. In addition, our program is designed to achieve the following objectives:
•	attract and retain talented executive officers by providing total compensation levels competitive with that of executives holding comparable positions in similarly-situated organizations;

•	provide total compensation that is supported by individual performance;

•	provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to company performance; and

•	encourage the long-term commitment of our executive officers to us and to our unitholders’ long-term interests.
     Compensation Strategy. To accomplish our objectives, we seek to offer a total direct compensation program to our executive officers that, when valued in its entirety, serves to attract, motivate and retain executives with the character, experience and professional accomplishments required for us to continue to grow and develop. We seek to align executive compensation with your interests by placing a significant portion of total direct compensation “at risk”. “At risk” means the executive officer will not realize value unless 1) for EICP awards, performance goals are achieved, approximately 65% of which are directly tied to Company financial performance, and 2) for restricted units, our unit price appreciates and payment of our distribution is maintained. To appropriately incentivize our executive officers to take a long-term view, unit based awards under our LTIP are the largest component of our “at risk” compensation.
     Our executive compensation program consists of three principal elements: (i) base salary, (ii) potential for annual cash incentive compensation awards under our EICP based upon the achievement of specific Company performance objectives, and (iii) opportunities to earn unit-based awards under our LTIP, which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of our unitholders.
     To ensure that the total compensation package we offer our executive officers is competitive, Towers Watson develops an assessment of market levels of compensation through both an analysis of published survey data and information disclosed in peer companies’ public filings. While the Committee considers this data when assessing the reasonableness of our executive officers’ total compensation, it also considers a number of other factors including: (i) historical compensation levels, (ii) the specific role the executive plays within our company, (iii) the individual performance of the executive, and (iv) the relative compensation levels among our executive officers. There is no pre-established policy or target for the Committee’s allocation of total compensation between long-term compensation in the form of LTIP awards and short-term compensation in the form of base salary and EICP awards. The allocation is at the discretion of the Committee and generally is based upon an analysis of how our peer companies use long-term and short-term compensation to compensate their executive officers. Each year the Committee reviews this peer company data when setting EICP targets and LTIP awards for that year but also considers other factors when granting LTIP awards, including Company performance and the individual Named Officer’s performance.
     2010 Executive Compensation Components
     For 2010, the principal components of compensation for Named Officers were:
•	Short term compensation:

•	base salary

•	employee incentive compensation plan
•	Long-term equity compensation in the form of restricted units

•	Other benefits
Short Term Compensation
     Base Salary
     We provide Named Officers and other employees with a base salary to provide them with a reasonable base level of monthly income relative to their role and responsibilities. Each of our Named Officers has an employment agreement that provides for a minimum level of base salary and upward adjustments at the discretion of the Board. For a summary of the material terms of the Named Officers’ employment agreements, please see “Narrative Disclosure to the 2010 Summary Compensation Table.”
     Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibilities. During its review of base salaries for executive officers, the Committee primarily considers:
•	published peer data provided by the Committee’s independent compensation consultant;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	recommendations by our President and Chief Executive Officer.
     For 2010, reviewing peer data and considering the other factors mentioned above under “Compensation Strategy”, the Committee increased the base salary of each of our Named Officers to maintain base salary around the median of our peers.
     Employee Incentive Compensation Program
     EICP Award Targets
     Our EICP is an annual cash incentive program which provides guidelines for the calculation of annual cash incentive based compensation. The Committee reviews peer data in setting EICP award targets and for 2010, using peer data as a guide, set EICP award targets for each Named Officer as a percentage of base salary. Mr. Linn’s award target was reduced from 125% in 2009 to 80% for 2010 to reflect his transition out of the role of Chief Executive Officer and into the role of Executive Chairman.
     EICP award targets for our Named Officers in 2010 were set as follows:

Named Officer	% of Base Salary
Michael C. Linn	80%
Mark E. Ellis	100%
Kolja Rockov	85%
Arden L. Walker, Jr.	65%
Charlene A. Ripley	65%
     Performance Measures
     In early 2010, the Committee established 1) targets for quantitative performance measures based on our 2010 budget targets (other than unitholder return) and 2) qualitative strategic pathways designed to align with our strategy and future vision for the Company. To ensure the right level of focus on the quantitative financial measures, the Committee decided to weight the quantitative measures at 65% and the qualitative measures at 35% in the determination of the total EICP payout.

     To provide the Committee the flexibility it needs to adjust for and react to macroeconomic events, such as dramatic changes in commodity prices or volatile capital markets, the Committee prefers not to rely on a formulaic approach based on pre-established thresholds resulting in automatic payouts. The Committee always retains discretion to adjust actual awards as it thinks appropriate given all the circumstances at the time of award. See “Actual Results” below for the specific 2010 quantitative performance measures and budget targets and the qualitative strategic pathways. To determine the EICP payout levels for 2010, the Committee reviewed 1) the Company’s performance on the quantitative performance measures described below, and 2) the Company’s progress on and achievement of our qualitative strategic pathways.
     Quantitative Performance Measures
     For 2010, 65% percent of each Named Officer’s EICP Award opportunity was based on the Company’s performance with respect to the following measures:
a)	Operations — measured by actual production volumes and cash costs (including lease operating expenses and general and administrative expenses) compared to our budget;

b)	Ability to Pay Distribution — measured by
1.	our cash flow (defined as Adjusted EBITDA less interest expense) compared to our budget for 2010; and

2.	our Distribution Coverage Ratio as compared to our budget. Distribution coverage ratio is defined as Distributable Cash Flow for 2010 divided by total cash distributions. Distributable Cash Flow is defined as Adjusted EBITDA (defined below) less cash interest expense and maintenance capital.
c)	Relative Unitholder Return — measured by our total return for fiscal year 2010 compared to that of a peer group of energy master limited partnerships, selected due to management’s and the Committee’s view that these companies most closely align with the peer group considered by analysts and investors when comparing our total return. The Committee selected the following peer group for comparison of total return: Regency Energy Partners LP, EV Energy Partners, L.P., Inergy, L.P., Buckeye Partners, L.P., El Paso Pipeline Partners, L.P., Breitburn Energy L.P., Magellan Midstream Partners, L.P., Nustar Energy L.P.
     We defined Adjusted EBITDA as net income (loss) from continuing operations plus:
•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Impairment of goodwill and long-lived assets;

•	Write off of deferred financing fees and other;

•	(Gains) losses on sale of assets and other, net;

•	Provision for legal matters;

•	Unrealized (gains) losses on commodity derivatives;

•	Unrealized (gains) losses on interest rate derivatives;

•	Realized (gains) losses on interest rate derivatives;

•	Realized (gains) losses on canceled derivatives;

•	Unit-based compensation expenses;

•	Exploration costs; and

•	Income tax (benefit) expense.
     In setting the measures in January 2010, the Committee determined that the measures above should be weighted equally with no individual factor given more importance or weight than the others. See “Actual Results” below for how the Committee actually considered the objectives.
     Qualitative Strategic Pathways
     The other 35% of the EICP award opportunity was based on our achievement of or progress made on the following qualitative strategic pathways, which were recommended by management and reviewed by the Committee in January 2010:
a)	Consistent Operational Results and Execution;

b)	Acquisitions Excellence;

c)	Culture — People Development and Growth; and

e)	Access to Capital/Optimizing Capital Structure.
     Actual Results
     65% of the total EICP award opportunity is allocated to the quantitative performance measures described above. Upon completion of the fiscal year, the Committee reviewed and assessed our performance for each quantitative measure relative to our revised budget (other than unitholder return) and made a subjective determination with respect to the Company’s achievement as compared to those metrics.
     Actual results for 2010 were as follows:

	Original	Revised
	Budget	Budget*	2010 Actual
Operations

Volumes (MMcfe/day)	220	248-260	265

Cash Costs (Lease Operating Expenses and General and Administrative Expenses) (in millions)	$229	$241-$255	$244

Cash Costs (Lease Operating Expenses and General and Administrative Expenses) ($/Mcfe)	$2.86	$2.67	$2.52

Ability to Pay Distributions

Cash Flow (Adjusted EBITDA less Interest Expense) (in millions)	$401-$458	$478	$545

Distribution Coverage Ratio	1.02x-1.19x	1.05x	1.23x

*	Budget was revised in October 2010 to reflect acquisition activity and debt and equity offerings.

Relative Unitholder Return in 2010*:
Relative Unitholder Return Over Three Years*:

*	In each case, this information was compiled by us using publicly available information. The charts above do not represent the annual performance graph required by Item 201(e) of Regulation S-K, which can be found in Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011.

The Committee then reviewed our performance relative to the qualitative strategic pathways, which comprise the other 35% of the total EICP award opportunity, and determined that all objectives were substantially achieved or substantial progress was made.

Substantially Achieved or
Objective	Substantial Progress Made
Consistent Operational Results and Execution	✓
Acquisitions Excellence	✓
Culture — People Development and Growth	✓
Access to Capital/Optimizing Capital Structure	✓
     In its consideration of the quantitative measures, the Committee focused on:
1)	our position as leader of our peer group in terms of relative unitholder return over the past three years; and

2)	our meeting or outperforming our budget in every performance metric, focusing particularly on our distribution coverage ratio.
     In reviewing the qualitative measures, the Committee reviewed examples of our success in each category and focused on:
1)	Our operations capital program execution success and integration of new operating areas;

2)	Our ability to source, execute, close and integrate accretive acquisition opportunities which resulted in a total of approximately $1.3 billion (contract price) in asset acquisitions entered into and/or closed throughout 2010;

3)	Our successful expansion of our strategic commodity and basis hedging program;

4)	Our ability to opportunistically access capital markets and optimize our capital structure (liquidity position, debt and equity balance, short-term and long-term debt balance, and credit facility structure);

5)	Our strong environmental and safety record;

6)	Our corporate culture which allows us to attract and retain key employees; and

7)	Our effective production volume and cost management.
     After reviewing the outstanding results of the quantitative and qualitative measures with a focus on the above mentioned factors and the Company’s overall exceptional performance in 2010, the Committee also used subjective discretion and determined that an overall award of 175% of each Named Officer’s EICP award target was appropriate.
     Generally, the Committee believes that company performance is a reflection of executive officer performance in total. The Committee may, however, apply discretion upward or downward to reflect individual performance. For 2010, the Committee did not make any differentiation in EICP awards due to individual performance; thus each Named Officer received 175% of his or her EICP award target (for example, Mr. Ellis, whose EICP award target was 100% of his base salary, received an award of approximately 175% of his base salary).
Long-Term Incentive Compensation
     Our LTIP encourages participants to focus on our long-term performance and provides an opportunity for executive officers and other employees to increase their stake in our company through grants of our units based on a three-year vesting period. Long-term incentive awards benefit us by:
•	enhancing the link between the creation of unitholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives thereby fostering retention; and

•	maintaining competitive levels of total compensation.

     LTIP awards are typically made in January or February and have been intended primarily as forward looking long-term incentives; however, the Committee considers our performance in the prior year in determining the size of the award. In determining the size of the awards generally, the Committee uses peer data as a guide and targets the total value of each grant such that each Named Officer’s LTIP award, when combined with base salary and bonus, would place the executives’ total direct compensation between the median and 75th percentile of similarly situated executives in our compensation peer group. The Committee always has discretion to award above the 75th percentile in years where it determines that exceptional performance is achieved and below the median of the peer group in years of poor performance or when economic conditions dictate.
     In determining the individual awards, the Committee considered the market data, our outstanding performance for the previous year, its subjective evaluation of the individual performances of each Named Officer and how that Named Officer contributed to our achievement of quantitative and qualitative performance measures.
     The Committee currently grants all of its awards as restricted units. The Committee believes that granting only restricted units results in a simple, straightforward LTIP program and closely aligns the Company with how other energy master limited partnerships are currently using long term incentive awards. Because our Named Officers receive distributions on vested and unvested units at the same rate as all our unitholders, the Committee believes that restricted units closely align management’s interests with those of our unitholders, by providing incentive to maintain or increase the level of distributions.
     In line with the Committee’s past philosophy of granting LTIP awards, restricted unit awards made in 2010 were intended to be between the median and 75th percentile of our peer group at that time. Over the past three years, we have been on a significant growth trajectory moving from an approximately $3.3 billion company in 2008 to an approximately $8.4 billion company in 2010, based on enterprise value. Furthermore, we experienced an exceptional year in 2010, meeting or surpassing all of the quantitative performance metrics set by the Committee at the beginning of 2010 (as discussed above under “Employee Incentive Compensation Program — Actual Results”). In January 2011, the Committee considered the following factors in its decision to grant LTIP awards for 2011 at substantially higher levels than in 2010: 1) our outstanding performance and profitable growth in 2010 and 2) our desire to retain our senior management team to focus on achievement of our strategic objectives over the next several years. Going forward, the Committee intends to continue to utilize LTIP awards as a means of rewarding extraordinary performance and profitable growth.
     Restricted Unit Awards
     Under the terms of our LTIP, restricted units are subject to a vesting period of at least three years and contain such other terms as the Committee may determine. For our Named Officers, our Executive Restricted Unit Grant Agreement provides for vesting in equal installments over three years and provides that upon termination of employment with us (a) by the Company other than for Cause, (b) by the officer with Good Reason, or (c) by reason of death, Disability or retirement (as those terms are defined herein under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), all restrictions lapse and the grant immediately vests in full.
     Participants, including Named Officers, who receive restricted unit grants under the LTIP receive quarterly distributions on all the units awarded (whether vested or unvested), with the units being retained in our transfer agent’s custody and subject to restrictions on sale or transfer until vested. The Committee does not include amounts received from quarterly cash distributions in its calculations of total direct compensation for comparison to our compensation peer group.
     Option Awards
     Options, when awarded, are awarded at the NASDAQ closing price of our units on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of our units on the grant date, nor has it granted options which are priced on a date other than the grant date.
     Named Officer options granted by the Committee vest in equal installments over the first three years of the ten-year option term, with the vesting date scheduled in January of each year. Upon termination of the Named Officer’s employment with us (a) other than for Cause, (b) by the grantee with Good Reason, or (c) by reason of death, Disability or retirement (as those terms are defined herein under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the option grant automatically and immediately vests in full. Prior to the exercise of a unit option, the holder has no rights as a unitholder with respect to the units subject to such unit option, including voting rights or the right to receive distributions. The Committee elected not to grant any options in 2010.

Unit Ownership Guidelines
     In August 2009, the Committee adopted minimum unit ownership guidelines for our executive officers and independent directors. Each of our Named Officers is required to own such number of units representing a value that is the multiple of his or her base salary listed below:
•	Executive Chairman and President and Chief Executive Officer: 5 times base salary

•	Executive Vice Presidents: 4 times base salary

•	Senior Vice Presidents: 3 times base salary
     Our independent directors are required to own units representing a value that is three times the annual cash retainer for independent directors. The calculation of the applicable number of units is determined as of the last day of the fiscal year based on the average high and low closing price of the Company’s units on the NASDAQ Global Select Market for the prior 12 months and salary or cash retainer in effect as of the last day of the year. The Committee has discretion to allow sufficient time to permit the Named Officer or director to regain compliance with these guidelines should he or she fall out of compliance due to fluctuating unit price. The Committee believes that continued unit ownership by executives and independent directors helps tighten the alignment among the interests of board members, executives, and unitholders and demonstrate the Named Officers’ and directors’ confidence in the Company.
Other Benefits
          Termination Arrangements and Change in Control Provisions
          We maintain employment agreements with our Named Officers to encourage their continued service during the term of the agreement. These agreements are described in more detail elsewhere in this Proxy Statement. Please read “Narrative Disclosure to the 2010 Summary Compensation Table.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions as outlined in the applicable agreement, such as following a change in control, termination by us without cause, termination by the Named Officer for Good Reason, termination by us for “cause,” death or Disability.
          The employment and other compensatory agreements between us and our Named Officers and the related severance provisions are designed to meet the following objectives:
•	Change of Control. In certain scenarios, a merger or acquisition of the Company by another person may be in the best interests of our unitholders. We provide severance compensation to the Named Officers if such officer’s employment terminates following a change of control transaction to promote the ability of the officer to act in the best interests of our unitholders even though his or her employment could be terminated as a result of the transaction.

•	Termination without Cause. If we terminate the employment of certain executive officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or Change of Control” below. We believe these payments are appropriate because the terminated officer is generally bound by confidentiality obligations for five years, and nonsolicitation and non-compete provisions for one year after termination. Both parties have mutually agreed to severance terms that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of the Company and its unitholders.
          Perquisites
          We believe in a simple, straight-forward compensation program and as such, Named Officers are not provided unique perquisites or other personal benefits. The Committee periodically reviews our charitable contributions, the use of aircraft, vehicles and potential perquisites that could result in personal benefits to our Named Officers. Other than our Executive Chairman and President and Chief Executive Officer, Named Officers and employees are discouraged from personal use of company-leased aircraft; however, rather than provide incremental compensation through perquisites, all of our employees, including our Named Officers, reimburse the Company for all incremental costs for any personal use of company-leased aircraft. Consistent with the Committee’s strategy, no perquisites or other personal benefits exceeded $10,000 for any of our Named Officers in 2010.

     Retirement Savings Plan
     All employees, including our Named Officers, may participate in our Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. Employees, including Named Officers, can contribute the maximum amount allowed by law. We currently make a matching contribution equal to 100% of the first 6% of eligible compensation contributed by the employee on a before-tax basis. As contributions are made throughout the year, plan participants become fully vested in the amounts contributed.
     Nondiscriminatory Health and Welfare Benefits
     All eligible employees, including our Named Officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.
Tax and Accounting Implications
     Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the principal executive officer, the principal financial officer and the three additional most highly compensated executive officers of a company (other than the principal executive officer or the principal financial officer), as reported in that company’s most recent proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. As part of its role, the Committee reviews and considers the deductibility of executive compensation; however, due to our status as a publicly traded partnership for tax purposes rather than a publicly held corporation, we believe that the provisions of Section 162(m) are inapplicable to us.
     Code Section 280G and Code Section 4999. We consider the impact of Sections 280G and 4999 of the Code in determining our post-termination compensation, and provide reimbursement for any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Code.
     Code Section 409A. Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan or arrangement are to be included in an individual’s current gross income to the extent that such deferrals are not subject to a substantial risk of forfeiture and have not previously been included in the individual’s gross income, unless certain requirements are met. We structure our executive officer employment agreements, change of control plan and incentive plans, each to the extent they are subject to Section 409A, to be in compliance with Section 409A.
     Accounting for Unit-Based Compensation. The Company recognizes expense for unit-based compensation over the requisite service period, in an amount equal to the fair value of unit-based payments granted.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted By:

Compensation Committee

Jeffrey C. Swoveland, Chair
George A. Alcorn
Terrence S. Jacobs
Joseph P. McCoy
     Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

2010 SUMMARY COMPENSATION TABLE
     The following table sets forth certain information with respect to the compensation paid for the fiscal year ended December 31, 2010 to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers (the Named Officers).

						(g)
						Non-Equity
					(f)	Incentive	(h)
(a)		(c)	(d)	(e)	Option	Plan	All other	(i)
Name and Principal	(b)	Salary	Bonus	Unit Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	($)
Michael C. Linn Executive Chairman of the Board of Directors	2010	630,000	—	2,782,911	—	885,000	14,700	4,312,611
	2009	630,000	—	4,436,732	—	1,185,000	9,800	6,261,532
	2008	530,000	500,000	1,531,602	333,400	825,000	9,200	3,729,202

Mark E. Ellis President and Chief Executive Officer	2010	600,000	—	2,968,446	—	1,050,000	14,700	4,633,146
	2009	415,000	—	1,796,927	74,671	775,000	9,800	3,071,398
	2008	400,000	—	1,148,702	250,000	500,000	9,200	2,307,902

Kolja Rockov Executive Vice President and Chief Financial Officer	2010	315,000	—	1,113,180	—	470,000	14,700	1,912,880
	2009	300,000	—	1,172,963	48,744	385,000	9,800	1,916,507
	2008	285,000	—	765,801	166,700	300,000	9,200	1,526,701

Arden L. Walker, Jr. Executive Vice President and Chief Operating Officer(1)	2010	300,000	—	788,514	—	345,000	14,700	1,448,214
	2009	260,000	—	763,686	31,735	270,000	9,800	1,335,221
	2008	240,000	—	1,506,304	138,200	195,000	9,200	2,088,704

Charlene A. Ripley Senior Vice President, General Counsel and Corporate Secretary	2010	300,000	—	742,111	—	360,000	14,700	1,416,811
	2009	275,000	—	768,710	31,941	255,000	9,800	1,340,451
	2008	255,000	—	1,149,110	133,000	205,000	9,200	1,751,310

(1)	Mr. Walker was promoted to Executive Vice President and Chief Operating Officer in January 2011.

(2)	Mr. Linn’s amount for 2008 reflects a special bonus of $500,000 not based on previously established and communicated performance targets.

(3)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value of awards granted under our LTIP, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 5 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	The amounts in column (g) reflect the cash awards approved by the Compensation Committee under our EICP for performance in 2008, 2009 and 2010. The 2008 amounts were not actually paid until February 2009, the 2009 amounts were not actually paid until February 2010 and the 2010 amounts were not actually paid until February 2011.

(5)	The amount shown in column (h) reflects matching contributions allocated by us to each of our Named Officers pursuant to the Retirement Savings Plan (which is more fully described beginning on page 22 of this Proxy Statement under the heading “Other Benefits”).
Distributions paid during 2010 on issued, but unvested restricted units issued pursuant to our LTIP are not shown in column (h) because the fair value shown in column (e) reflects the value of these distributions. Distributions on unvested restricted units are paid to our Named Officers at the same rate as all unitholders, currently $2.64 per unit on an annualized basis. Details of the distributions paid in 2008, 2009 and 2010, with the value reflected in column (e), are shown below.

	2010	2009	2008
Named Officer	($)	($)	($)
Michael C. Linn	808,692	940,880	337,428
Mark E. Ellis	531,471	453,333	358,072
Kolja Rockov	265,106	359,874	277,913
Arden L. Walker, Jr.	176,070	193,992	107,498
Charlene A. Ripley	181,156	189,995	84,483
     We generally do not provide perquisites and other personal benefits exceeding an aggregate value of $10,000 to any Named Officer.
Narrative Disclosure to the 2010 Summary Compensation Table
     Michael C. Linn, Executive Chairman of the Board of Directors.
     We entered into a Third Amended and Restated Employment Agreement with Mr. Linn, effective December 17, 2008, that provides for an annual base salary of $530,000, subject to annual review and upward adjustment by the Compensation Committee. Mr. Linn is entitled to receive incentive compensation payable at the discretion of the Compensation Committee. The Compensation Committee may set, in advance, an annual target bonus. Mr. Linn is eligible for awards under the LTIP at the discretion of the Compensation Committee. Under the LTIP and the related grant agreements, Mr. Linn receives distributions payable on all vested and unvested restricted units at the same rate as that paid to all unitholders, currently $2.64 per unit on an annualized basis.
     Mr. Linn’s agreement contains certain confidentiality and non-compete obligations that restrict his ability to compete with our business for up to one year following his termination, unless the termination occurs within the change of control period (as defined in the agreement) or is a termination without cause or by Mr. Linn for Good Reason.
     Effective January 1, 2010, Mr. Linn’s employment agreement was amended to change the description of duties to reflect his new position as Executive Chairman. There were no other changes to the terms of his agreement as described above.
     Mark E. Ellis, President and Chief Executive Officer.
     We entered into a First Amended and Restated Employment Agreement with Mr. Ellis, effective December 17, 2008, that provides for an annual base salary of $400,000, subject to annual review and upward adjustment by the Compensation Committee. Mr. Ellis was entitled to receive a guaranteed bonus of not less than 100% of his base salary for the year ended December 31, 2008. Effective January 1, 2010, Mr. Ellis’s employment agreement was amended to 1) change the description of duties to reflect his new position as President and Chief Executive Officer and 2) provide for an annual base salary not less than $600,000, subject to annual review and upward adjustment by the Compensation Committee. There were no other changes to the terms of his agreement. The remaining terms governing Mr. Ellis’s compensation under the agreement are the same as Mr. Linn’s employment agreement.
     Mr. Ellis’s agreement contains confidentiality and non-compete provisions substantially similar to Mr. Linn’s employment agreement except that the provisions apply also in the case of a termination without cause or by Mr. Ellis for Good Reason.
     Kolja Rockov, Executive Vice President and Chief Financial Officer.
     We entered into a Third Amended and Restated Employment Agreement with Mr. Rockov, effective December 17, 2008, that provides for an annual base salary of not less than $285,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Rockov’s compensation under the agreement are the same as Mr. Linn’s employment agreement. Mr. Rockov’s agreement contains the same confidentiality and non-compete provisions as Mr. Ellis’s employment agreement.

     Arden L. Walker, Jr., Executive Vice President and Chief Operating Officer.
     We entered into a First Amended and Restated Employment Agreement with Mr. Walker, effective December 17, 2008, that provides for an annual base salary of $240,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Mr. Walker’s compensation under the agreement are the same as Mr. Linn’s employment agreement. Mr. Walker’s employment agreement contains the same confidentiality and non-compete provisions as Mr. Ellis’s employment agreement.
     Charlene A. Ripley, Senior Vice President, General Counsel and Corporate Secretary.
     We entered into a First Amended and Restated Employment Agreement with Ms. Ripley, effective December 17, 2008, that provides for an annual base salary of $255,000, subject to annual review and upward adjustment by the Compensation Committee. The remaining terms governing Ms. Ripley’s compensation under the agreement are the same as Mr. Linn’s employment agreement. Ms. Ripley’s agreement does not contain confidentiality and non-compete provisions.

2010 GRANTS OF PLAN BASED AWARDS

			(d)	(g)
		(c)	All Other	Grant Date
		Estimated Future	Unit	Fair Value
		Payouts Under	Awards;	of Unit and
		Non-Equity Incentive	Number of	Option
(a)	(b)	Plan Awards ($)	Units	Awards
Name	Grant Date(1)	(Target) (2)	(#)	($) (3)
Michael C. Linn	1/27/2010	504,000	109,091	2,782,911
Mark E. Ellis	1/27/2010	630,000	116,364	2,968,446
Kolja Rockov	1/27/2010	267,750	43,637	1,113,180
Arden L. Walker, Jr.	1/27/2010	195,000	30,910	788,514
Charlene A. Ripley	1/27/2010	195,000	29,091	742,111

(1)	In each case, the grant date is the same as the date of committee approval. In addition, the Compensation Committee approved the following restricted unit grants to our Named Officers on January 28, 2011:

Name	Restricted Unit Award	Value at Grant Date
Michael C. Linn	85,266	$3,292,120
Mark E. Ellis	186,518	$7,201,460
Kolja Rockov	63,949	$2,469,071
Arden L. Walker, Jr.	53,291	$2,057,566
Charlene A. Ripley	42,633	$1,646,060

(2)	In January 2010, the Compensation Committee set EICP targets for 2010 as a percentage of base salary. There is no threshold or maximum payout; the Compensation Committee has discretion to adjust the actual award above or below the target. The amount shown represents the payout at target; the actual awards for 2010 (awarded on January 28, 2011) are shown in column (g) of the Summary Compensation Table.

(3)	The amounts shown in column (g) represent the grant date fair value for each award under FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 5 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K for the year ended December 31, 2010.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards
		Number of
		Securities			Unit Awards
	Units Underlying	Underlying Options			Number of Units	Market Value of
	Unexercised Options	Unexercisable	Option Exercise	Option Expiration	That Have Not	Unvested Units
Name	Exercisable (#)	(#)	Price ($)	Date (1)	Vested (#)	($)(2)
Mike Linn (3) (a)	55,625	—	21.00	1/19/2016
Mike Linn (3) (a)	62,500	—	27.94	12/6/2016
Mike Linn (4) (a)	80,016	40,008	21.70	1/29/2018
Mike Linn (5)					22,600	847,274
Mike Linn (6)					185,443	6,952,258
Mike Linn (7)					109,091	4,089,822
Mark Ellis (3)	50,000	—	32.18	12/18/2016
Mark Ellis (3)	50,000	—	23.61	12/18/2017
Mark Ellis (4)	83,334	41,666	21.70	1/29/2018
Mark Ellis (5)					16,950	635,456
Mark Ellis (8)	45,255	90,510	15.95	2/4/2019
Mark Ellis (6)					75,106	2,815,724
Mark Ellis (7)					116,364	4,362,486
Kolja Rockov (3)	111,250	—	21.00	1/19/2016
Kolja Rockov (3)	85,000	—	27.94	12/6/2016
Kolja Rockov (4)	55,567	27,783	21.70	1/29/2018
Kolja Rockov (5)					11,300	423,637
Kolja Rockov (8)	29,542	59,083	15.95	2/4/2019
Kolja Rockov (6)					49,026	1,837,985
Kolja Rockov (7)					43,637	1,635,951
Arden Walker (3)	50,000	—	33.00	2/5/2017
Arden Walker (4)	30,567	15,283	21.70	1/29/2018
Arden Walker (5)					6,217	233,075
Arden Walker (8)	19,234	38,466	15.95	2/4/2019
Arden Walker (6)					31,920	1,196,681
Arden Walker (7)					30,910	1,158,816
Charlene Ripley (3)	30,000	—	35.00	4/11/2017
Charlene Ripley (4)	36,134	18,066	21.70	1/29/2018

	Option Awards
		Number of
		Securities			Unit Awards
	Units Underlying	Underlying Options			Number of Units	Market Value of
	Unexercised Options	Unexercisable	Option Exercise	Option Expiration	That Have Not	Unvested Units
Name	Exercisable (#)	(#)	Price ($)	Date (1)	Vested (#)	($)(2)
Charlene Ripley (5)					7,350	275,552
Charlene Ripley (8)	19,359	38,716	15.95	2/4/2019
Charlene Ripley (6)					32,130	1,204,554
Charlene Ripley (7)					29,091	1,090,622

(a)	Mr. Linn, pursuant to his divorce settlement agreement, transferred to his former wife: 1) 55,625 of his originally granted 111,250 options at an exercise price of $21.00, 2) 62,500 of his originally granted 125,000 options at an exercise price of $27.94 and (3) 46,676 of his originally granted 166,700 options at an exercise price of $21.70.

(1)	Options expire ten years from date of grant.

(2)	Based on the closing sales price of our common units on December 31, 2010 of $37.49.

(3)	These unit options are fully vested as of the date of this Proxy Statement.

(4)	These unit options vest in three equal installments on January 19, 2009, 2010 and 2011.

(5)	These restricted unit awards vest in three equal installments on January 19, 2009, 2010 and 2011.

(6)	These restricted unit awards vest in three equal installments on January 19, 2010, 2011 and 2012.

(7)	These restricted unit awards vest in three equal installments on January 27, 2011, 2012 and 2013.

(8)	These unit options vest in three equal installments on January 19, 2010, 2011 and 2012.

2010 OPTION EXERCISES AND UNITS VESTED
     None of our Named Officers exercised any options during 2010.

	Option Awards		Unit Awards
	(b)		(d)
	Number of Units	(c)	Number of Units	(e)
(a)	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($) (1)
Michael C. Linn (2)	—	—	165,322	4,678,613
Mark E. Ellis(3)	—	—	87,838	2,471,815
Kolja Rockov (4)	—	—	82,481	2,334,212
Arden L. Walker, Jr.(5)	—	—	38,844	1,040,951
Charlene A. Ripley(6)	—	—	33,415	925,345

(1)	The value realized represents the total fair market value of the shares on the vesting date reported as earned compensation during 2010.

(2)	Mr. Linn vested and sold 57,492 units to satisfy statutory federal payroll tax withholding requirements.

(3)	Mr. Ellis vested and sold 19,866 units to satisfy statutory federal payroll tax withholding requirements.

(4)	Mr. Rockov vested and sold 27,015 units to satisfy statutory federal payroll tax withholding requirements.

(5)	Mr. Walker vested and sold 10,625 units to satisfy statutory federal payroll tax withholding requirements.

(6)	Ms. Ripley vested and sold 9,142 units to satisfy statutory federal payroll tax withholding requirements.
PENSION BENEFITS
     We do not provide pension benefits for our Named Officers or other employees. Retirement benefits are provided through the Retirement Savings Plan, as discussed previously.
NON-QUALIFIED DEFERRED COMPENSATION
     We do not have a non-qualified deferred compensation plan. The Retirement Savings Plan is a 401(k) deferred compensation arrangement and a qualified plan under section 401(a) of the Internal Revenue Code (Code).
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Payments Made Upon Termination For Any Reason
     Under each of our Named Officer’s employment agreement, regardless of the manner in which his or her employment terminates, the executive will be entitled to receive amounts earned (but unpaid) during his term of employment. Such amounts include:
•	earned, but unpaid base salary;

•	unused vacation pay;

•	amounts contributed and vested through our Retirement Savings Plan; and

•	any other amounts that may be reimbursable by us to the Named Officer under his or her employment agreement.
Payments Made Upon Termination Without Cause or for Good Reason
     In addition to the payments described above, in the event of termination by us other than for “Cause” or termination by the executive for “Good Reason” except in the event of a change of control, each Named Officer’s employment agreement provides for severance payments equal to two times the Named Officer’s highest base salary in effect at any time during the 36 months prior to the date of the termination. Each Named Officer will also receive his earned, but unpaid EICP awards determined as follows:
     (i) If the Named Officer was employed for the entire previous year but was terminated prior to the Compensation Committee finally determining his or her EICP award for the preceding year, then the Named Officer will be deemed to have been awarded 100% of his target EICP award for that year; or
     (ii) If the Named Officer was employed for the entire previous year and the Compensation Committee had already finally determined the EICP award for the preceding year by the date of termination, but it had not yet been paid, then the Named Officer will receive the actual amount of the EICP award; plus in either case an amount representing a pro-rata, deemed (assuming an award at 100% of his or her target) EICP award for the fiscal year in which the termination date occurs. We will also pay our portion of COBRA continuation coverage, as well as pay certain costs of continuing medical coverage after the expiration of the maximum required period under COBRA. The footnotes to the table below describes each Named Officer’s specific severance payments.
     In addition, in the event of termination by us other than for “Cause” or termination by the Named Officer for “Good Reason,” all outstanding restricted unit and unit option awards will vest in full.
     We will have “Cause” to terminate the Named Officer’s employment by reason of any of the following: a) his or her conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to us (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; b) his or her repeated intoxication by alcohol or drugs during the performance of his or her duties; c) his or her willful and intentional misuse of any of our funds; d) embezzlement by him or her; e) his or her willful and material misrepresentations or concealments on any written reports submitted to us; f) his or her willful and intentional material breach of his or her employment agreement; g) his or her willful and material failure to follow or comply with the reasonable and lawful written directives of the Board of Directors; or h) conduct constituting a material breach of our then current (A) Code of Business Conduct and Ethics, and any other written policy referenced therein, or (B) the Code of Ethics for Chief Executive Officer and Senior Financial Officers, if applicable, provided that in each case the Named Officer knew or should have known such conduct to be a breach.
     "Good Reason” will mean any of the following to which the Named Officer will not consent in writing: (i) a reduction in his or her then current base salary; (ii) failure by us to pay in full on a current basis (A) any of the compensation or benefits described in the Named Officer’s employment agreement that are due and owing, or (B) any amounts that are due and owing to the Named Officer under any long-term or short-term or other incentive compensation plans, agreements or awards; (iii) material breach of any provision of the Named Officer’s employment agreement by us; (iv) any material reduction in the Named Officer’s title, authority or responsibilities; or (v) a relocation of the Named Officer’s primary place of employment to a location more than fifty (50) miles from our then current location in Houston, Texas.
     If the Named Officer is terminated for “Cause” or voluntarily terminates his or her employment without “Good Reason,” the Named Officer will receive only the amounts identified under “Payments Made Upon Termination For Any Reason.”
Payments Made Upon Death or Disability
     In the event of the death or “Disability” of a Named Officer, he or she will receive amounts earned (but unpaid) during his term of employment as described above. In addition, upon the death or “Disability” of a Named Officer, all outstanding restricted units and unit option awards will vest in full.

     “Disability” means the earlier of (a) written determination by a physician selected by us and reasonably agreed to by the Named Officer that the Named Officer has been unable to perform substantially his or her usual and customary duties for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease; and (b) “Disability” as such term is defined in our applicable long-term disability insurance plan.
Payments Made Upon a Termination Following a Change of Control
     Our LTIP and the employment agreements with each Named Officer provide certain benefits if his or her employment is terminated by us without Cause (as defined above) or by the Named Officer for Good Reason (as defined above) during the period beginning six (6) months prior to a Change of Control and ending two (2) years following the Change of Control.
     In addition to the earned benefits and amounts listed under the heading “Payments Made Upon Termination For Any Reason,” the Named Officer will receive:
•	a lump sum severance payment that ranges from two to three times the sum of the Named Officer’s base salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the termination date, plus the highest EICP award that the Employee was paid in the thirty-six (36) months immediately preceding the Change of Control;

•	COBRA continuation coverage as described above upon a termination without “Cause” or for “Good Reason;”

•	his or her earned, but unpaid EICP award determined as described above upon a termination without “Cause” or for “Good Reason;”

•	an amount equal to the excise tax charged to the Named Officer as a result of the receipt of any change of control payments; and

•	all restricted unit and unit options awards held by the Named Officer will automatically vest and become exercisable.
     With respect to the definition of “Change of Control,” each of the Named Officers’ employment agreements are the same. “Change of Control” means the first to occur of:
1.	The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (A) the then-outstanding equity interests of Linn Energy (the “Outstanding Linn Energy Equity”) or (B) the combined voting power of the then-outstanding voting securities of Linn Energy entitled to vote generally in the election of directors (the “Outstanding Linn Energy Voting Securities”); provided, however, that, for purposes of this Section 1, the following acquisitions will not constitute a Change of Control: (1) any acquisition directly from Linn Energy, (2) any acquisition by Linn Energy, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Linn Energy or any affiliated company, or (4) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section (3)(A), Section (3)(B) or Section (3)(C) below;

2.	Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Linn Energy’s Unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board;

3.	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Linn Energy or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Linn Energy, or the acquisition of assets or equity interests of another entity by Linn Energy or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Linn Energy

Equity and the Outstanding Linn Energy Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns Linn Energy or all or substantially all of Linn Energy’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Linn Energy or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

4.	Consummation of a complete liquidation or dissolution of Linn Energy.
Excise Taxes
     If any benefits payable or otherwise provided under each Named Officer’s employment agreement would be subject to the excise tax imposed by Section 4999 of the Code (Excise Tax), then we will provide for the payment of, or otherwise reimburse the executive for, an amount up to such Excise Tax and any related taxes, fees or penalties thereon.
Non-Competition Provisions
     The non-competition provisions of the employment agreements of each of the Named Officers are described above in the section of the Proxy Statement titled “Narrative Disclosure to the 2010 Summary Compensation Table.”

Quantification of Payments on Termination
     The chart below reflects the amount of compensation to each of our Named Officers in the event of termination of such officer’s employment pursuant to his or her employment agreement and our LTIP. The amount of compensation payable to each Named Officer upon voluntary termination with “Good Reason,” involuntary termination other than for “Cause,” termination following a “Change of Control” and the occurrence of the “Disability” or death of the executive is shown below. The amounts shown are calculated assuming that such termination was effective as of December 31, 2010, and thus include amounts earned through such time (other than amounts payable pursuant to our Retirement Savings Plan) and are estimates of the amounts which would be paid to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the Named Officer’s actual separation from us.

				Early Vesting of
				Equity Awards	Estimated Tax Gross
Name and Reason for Termination	Severance Pay ($)	Bonus ($)(4)	Health Benefits ($)	($)(a)	Up ($)(5)	Total ($)
Mike Linn (1)
Without cause or good reason	1,260,000	504,000	29,743	12,521,080	—	14,314,823
Change of Control	5,445,000	504,000	44,614	12,521,080	—	18,514,694
Disability or Death	—	504,000	—	12,521,080	—	13,025,080
Mark Ellis (1)
Without cause or good reason	1,200,000	600,000	37,761	10,421,157	—	12,258,918
Change of Control	4,125,000	600,000	56,641	10,421,157	—	15,202,798
Disability or Death	—	600,000	—	10,421,157	—	11,021,157
Kolja Rockov (2)
Without cause or good reason	630,000	267,750	24,203	5,608,914	—	6,530,867
Change of Control	1,750,000	267,750	30,254	5,608,914	—	7,656,918
Disability or Death	—	267,750	—	5,608,914	—	5,876,664
Arden Walker (3)
Without cause or good reason	600,000	195,000	26,362	3,658,448	—	4,479,810
Change of Control	1,140,000	195,000	26,362	3,658,448	—	5,019,810
Disability or Death	—	195,000	—	3,658,448	—	3,853,448
Charlene Ripley (3)
Without cause or good reason	600,000	195,000	29,895	3,689,932	—	4,514,827
Change of Control	1,110,000	195,000	29,895	3,689,932	—	5,024,827
Disability or Death	—	195,000	—	3,689,932	—	3,884,932

(a)	Closing price of units on December 31, 2010 was $37.49. All awards under the LTIP fully vest upon termination without cause, good reason, disability or a change of control (as each is defined in the respective employment agreements).

(1)	If Mr. Linn’s or Mr. Ellis’s employment is terminated without cause or by employee for good reason, each of their employment agreements provides that, in addition to the amounts earned but unpaid, (1) he will receive a lump sum severance payment of two times his base salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the termination (Severance Pay), (2) we will pay our portion of COBRA continuation coverage, as well as pay certain costs of continuing medical coverage for Mr. Linn and Mr. Ellis for up to six months after the expiration of the maximum required period under COBRA; and 3) all of Mr. Linn’s and Mr. Ellis’s granted but unvested awards under the LTIP shall immediately vest.

If Mr. Linn or Mr. Ellis is terminated without cause or by employee for good reason during the period beginning six (6) months prior to a Change of Control and ending two (2) years following a Change of Control (COC Period), each is entitled to the same severance benefits described above, except that 1) the Severance Pay will be three times the sum of a) his highest base salary in effect at any time during the 36 month period immediately preceding termination (Highest Base Salary) and b) his highest annual EICP award in the 36 months prior to the change of control (Highest EICP Award) and 2) the period for continued coverage of medical benefits will be up to eighteen months after the expiration of the maximum required by COBRA. Mr. Linn and Mr. Ellis also will receive a gross up of any Excise Tax (Excise Tax Gross Up) and of any Section 409A penalties and interest.

(2)	In the event of termination without cause or by employee for good reason, Mr. Rockov’s employment agreement provides for severance benefits substantially similar to Mr. Linn and Mr. Ellis. If Mr. Rockov is terminated without cause or by employee for good reason during the COC Period, his benefits are substantially similar to Mr. Linn’s and Mr. Ellis’s except that 1) his Severance Pay is 2.5 times the sum of his Highest Base Salary and Highest EICP Award and 2) the period for continued coverage of medical benefits will be up to twelve months after the expiration of the maximum required period under COBRA. Mr. Rockov’s employment agreement includes the Excise Tax Gross Up but no gross up for penalties or interest under Section 409A.

(3)	In the event of termination without cause or by employee for good reason, Mr. Walker’s and Ms. Ripley’s employment agreement provides for severance benefits substantially similar to Mr. Linn and Mr. Ellis. If Mr. Walker or Ms. Ripley is terminated without cause or by employee for good reason during the COC Period, each will be entitled to substantially the same benefits as Mr. Linn and Mr. Ellis, except 1) Severance Pay shall be two times the sum of his or her Highest Base Salary and Highest EICP Award and 2) the period for continued coverage of medical benefits will remain up to six months after the expiration of the maximum required period under COBRA. Mr. Walker’s and Ms. Ripley’s employment agreements include the Excise Tax Gross Up but no gross up for penalties or interest under Section 409A.

(4)	The amounts listed under Bonus represent each Named Officer’s target EICP award for 2010. As described above under “Payments Made Upon Termination Without Cause or for Good Reason,” if the Named Officer was employed for the entire previous year but was terminated prior to the Compensation Committee finally determining his or her EICP award for the preceding year (in the hypothetical case presented in the table above, on December 31, 2009), he or she would have received his or her target EICP award. The Compensation Committee determined actual EICP awards for 2010 performance on January 28, 2011; the actual awards for each Named Officer are identified in column (g) of the Summary Compensation Table, but are not reflected in the table above.

(5)	Using a hypothetical termination date of December 31, 2010, we determined that none of our Named Officers would have “excess parachute payments” as defined in Section 280G of the Code; thus none would be entitled to a tax gross up.
DIRECTOR COMPENSATION
     We use a combination of cash and unit-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill level required by us of members of our Board.
     Annual Retainer and Fees. In 2010, each independent director (as determined by our Board pursuant to applicable NASDAQ listing standards) received the following cash compensation for serving on our Board:
•	An annual cash retainer of $40,000, paid in four installments quarterly;

•	A per meeting fee of $1,500, payable quarterly;

•	A per committee meeting fee of $1,000, payable quarterly; and

•	Committee chair fees (each payable quarterly) of:
•	$15,000 for our Audit Committee chair;

•	$5,000 for our Nominating and Governance Committee chair; and

.
•	$7,500 for our Compensation Committee chair.
     Restricted Unit Grant. In January 2010, the Compensation Committee approved an annual grant of 4,182 restricted units to each of the Company’s independent directors. Restricted units are granted under the Company’s LTIP and vest over three years. The restricted units have the same terms and conditions as grants made to our Named Officers.
2010 Director Summary Compensation Table
     The table below summarizes the compensation we paid to our independent directors for the fiscal year ended December 31, 2010.

	(b)		(d)	(e)
	Fees Earned	(c)	Option	All Other	(f)
(a)	or Paid in	Unit Awards	Awards	Compensation	Total
Name(1)	Cash ($)	($) (2)(3)	($) (2)	($) (4)	($)
George A. Alcorn	86,000	106,683	—	49,626	242,309
Terrence S. Jacobs	79,500	106,683	—	49,626	235,809
Joseph P. McCoy	96,000	106,683	—	41,976	244,659
Jeffrey C. Swoveland	88,500	106,683	—	49,626	244,809

(1)	Michael C. Linn, our Executive Chairman, and Mark E. Ellis, our President and Chief Executive Officer, are not included in this table as each is our employee and thus receives no additional compensation for his service as director. Mr. Linn’s and Mr. Ellis’s compensation is shown in the Summary Compensation Table above.

(2)	Reflects the aggregate grant date fair value of 2010 awards computed in accordance with FASB ASC Topic 718. The following represents outstanding unit grant awards as of December 31, 2010:

	Phantom Unit	Value at Grant Date	Vested Phantom	Vested Unit Options	Strike	Restricted Unit	Value at Grant Date
Director	Awards (#)	($)	Units (#)	(#)	Price ($)	Awards (#)	($)
George A. Alcorn	9,946	277,918	9,946	2,000	20.18	9,515	191,744
Terrence S. Jacobs	9,946	277,918	9,946	—	—	9,515	191,744
Joseph P. McCoy	6,946	196,798	6,946	—	—	9,515	191,744
Jeffrey C. Swoveland	9,946	277,918	9,946	10,000	20.18	9,515	191,744

(3)	In addition, the Committee approved the following restricted unit grants to our directors on January 28, 2011:

		Value at Grant Date
Director	Restricted Unit Awards (#)	($)
George A. Alcorn	4,663	180,038
Terrence S. Jacobs	4,663	180,038
Joseph P. McCoy	4,663	180,038
Jeffrey C. Swoveland	4,663	180,038

(4)	Reflects the dollar amount of distributions paid in 2010 on the phantom and restricted units reported in (2) above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of February 14, 2011, the number of units beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of units; (ii) the current directors and nominees of our Board; (iii) each Named Officer; and (iv) all current directors and executive officers as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

		Percentage of
	Units	Units
	Beneficially	Beneficially
Name of Beneficial Owner(1)	Owned	Owned
Michael C. Linn (2)(3)(4)	767,697	*
Mark E. Ellis (2)(3)(5)	932,464	*
Kolja Rockov (2)(3)(6)	625,677	*
Arden L. Walker, Jr. (2)(3)(7)	293,332	*
Charlene A. Ripley (2) (3)(8)	238,509	*
George A. Alcorn (2)(3)(9)	20,845	*
Terrence S. Jacobs (2)(3)(10)	208,595	*
Joseph P. McCoy (2)(3)	21,182	*
Jeffrey C. Swoveland (2)(3)(11)	26,845	*
All executive officers and directors as a group (10 persons) (12)	3,315,084	2.07%

*	Less than 1% of class based on 160,068,772 units outstanding as of the Record Date.

(1)	To our knowledge after reviewing Schedule 13G/Ds filed with the SEC, we are not aware of any holders who beneficially own more than 5% of our units.

(2)	The address of each beneficial owner, unless otherwise noted, is c/o Linn Energy, LLC, 600 Travis, Suite 5100, Houston, Texas 77002.

(3)	Includes unvested restricted unit awards that vest in equal installments, generally over approximately three years. Please see “Outstanding Equity Awards at December 31, 2010” for vesting schedule of unvested awards.

(4)	Includes 198,141 units underlying options currently exercisable.

(5)	Includes 228,589 units underlying options currently exercisable.

(6)	Includes 400 units as custodian under certain Uniform Gifts to Minors Accounts (UGMA) for immediate family members as to which Mr. Rockov disclaims beneficial ownership. Includes 205,225 units Mr. Rockov has pledged to secure certain personal accounts and 281,359 units underlying options currently exercisable.

(7)	Includes 99,801 units underlying options currently exercisable.

(8)	Includes 85,493 units underlying options currently exercisable.

(9)	Includes 2,000 units underlying options currently exercisable.

(10)	Includes 4,250 units owned indirectly by Mr. Jacobs as UGMA custodian for immediate family members and 115,000 units owned indirectly by Mr. Jacobs through Penneco Exploration Co LLC, a company of which, through a trust, Mr. Jacobs owns 50% of the voting interests.

(11)	Includes 10,000 units underlying options currently exercisable.

(12)	Percentage ownership of executive officer and directors is based on total units outstanding as of the Record Date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.
Review and Approval of Related Party Transactions
     We review all relationships and transactions in which our company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our annual proxy statement. In addition, our Audit Committee or Board (if appropriate) reviews and approves or ratifies or disapproves any related person transaction that is required to be disclosed. In the course of its review of a disclosable related party transaction, consideration is given to:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.
     Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.
Related Party Transactions
     We were not a participant in any related party transactions during the fiscal year ended December 31, 2010.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our common units to file reports of ownership and changes in ownership concerning our common units with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the Section 16(a) filings that have been received by us and written representations that no other reports were filed, we believe that all filings required to be made under Section 16(a) during 2010 were timely made except for one late Form 4 filing by Terrence Jacobs, one of our independent directors, reporting a purchase of 5,000 units on May 11, 2010. Mr. Jacobs filed the Form 4 on May 17, 2010 reporting the transaction.
UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
     Unitholders may propose matters to be presented at unitholders’ meetings and may also recommend persons for nomination or nominate persons to be directors, subject to the formal procedures that have been established under our limited liability company agreement.

Proposals for 2012 Annual Meeting
     Pursuant to rules promulgated by the SEC, any proposals of unitholders of our company intended to be presented at the Annual Meeting of Unitholders to be held in 2012 and included in our Proxy Statement and form of proxy relating to that meeting, must be received at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than November 16, 2011. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.
     In addition to the SEC rules described in the preceding paragraph, pursuant to Section 11.13 of our limited liability company agreement, only proposals of business made in accordance with the following procedures are eligible for consideration by our unitholders at an annual meeting of unitholders. Proposals may be made only (i) by or at the direction of our Board or (ii) by any holder of units who is entitled to vote at the meeting and who complied with the following notice procedures. For proposals to be properly brought before an annual meeting by a unitholder:
     (i) the unitholder must have given timely notice thereof in writing to our Corporate Secretary;
     (ii) such business must be a proper matter for unitholder action under our limited liability company agreement and the Delaware Act;
     (iii) if the unitholder, or the beneficial owner on whose behalf any such proposal is made, has provided us with a solicitation notice, such unitholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of at least the percentage of outstanding units required under our limited liability company agreement or Delaware law to carry any such proposal, and must have included in such materials the solicitation notice; and
     (iv) if no solicitation notice relating thereto has been timely provided, the unitholder or beneficial owner proposing such business must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.
     Our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a proposal of business to be considered at the 2012 Annual Meeting of Unitholders, a unitholder’s notice should be properly submitted to our Corporate Secretary at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, no later than December 16, 2011, but not earlier than November 16, 2011.
     A unitholder’s notice to our Corporate Secretary must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such unitholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such unitholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of units required under our limited liability company agreement or Delaware law to carry the proposal.
Nominations for 2012 Annual Meeting
     Pursuant to Section 11.13(b) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to our Board may be made at a meeting of unitholders only (a) by or at the direction of our Board or (b) by any unitholder of our company: (i) who is entitled to vote at the meeting, (ii) who was a record holder of a sufficient number of units as of the record date for such meeting to elect one or more members to our Board assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one director, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units) and (iii) who complies with the following notice procedures. All nominations, other than those made by or at the direction of our Board, must be made pursuant to timely notice in writing to our Corporate Secretary. With respect to director elections held at our Annual Meetings, our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our Board to be considered at the 2012 Annual Meeting of Unitholders, it must be properly submitted to our Corporate Secretary at our principal executive offices, 600 Travis, Suite 5100, Houston, Texas, 77002 no later than December 16, 2011, but not earlier than November 16, 2011.
     A unitholder’s notice to our Corporate Secretary must set forth (a) as to each person whom the unitholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.
Recommendation of Director Candidates to the Nominating and Governance Committee
     A unitholder or a group of unitholders may recommend potential candidates for consideration by the Nominating and Governance Committee by sending a written request to our Corporate Secretary not earlier than the 120th calendar day and not later than the 90th calendar day before the first anniversary of the mailing of the proxy materials in connection with the preceding year’s annual meeting. Such written request must be sent to our principal executive offices, 600 Travis, Suite 5100, Houston, Texas 77002, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. Additional information may be requested from time to time by the committee from the nominee or the unitholder or group of unitholders.
SOLICITATION AND MAILING OF PROXIES
     The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our representatives in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred. If undertaken, we expect the expenses of such solicitation by our representatives to be nominal. We expect to use the proxy solicitation firm Laurel Hill Advisory Group to provide us advisory services and potentially proxy solicitation assistance at a cost of approximately $5,000. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our units as of the Record Date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice.
     If a unitholder wishes to give such holder’s proxy to someone other than the names appearing in the proxy card, the names appearing in the proxy card must be crossed out and the name of another individual or individuals (not more than three) inserted. The signed card must be presented at the Annual Meeting by the individual or individuals representing such unitholder.
     As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
     We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.linnenergy.com, where we post our SEC filings.

     You may request copies of our filings, including any documents incorporated by reference in this Proxy Statement as described below, without charge, by calling our Investor Relations representative at (281) 840-4110 or write to Investor Relations, 600 Travis, Suite 5100, Houston, Texas 77002.
     If you would like to request documents from us, please do so at least five business days before the date of the Annual Meeting in order to receive timely delivery of the documents before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.
     You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your units at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this Proxy Statement.
     The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.
OTHER MATTERS FOR 2011 ANNUAL MEETING
     As of the date of this Proxy Statement, our Board knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this Proxy Statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary
Houston, Texas
March 15, 2011

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. LINN ENERGY, LLC JPMorgan Chase Tower ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS 600 TRAVIS, SUITE 500 If you would like to reduce the costs incurred by our company in mailing proxy HOUSTON, TX 77002 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 Michael C. Linn 02 Mark E. Ellis 03 George A. Alcorn 04 Terrence S. Jacobs 05 Jeffrey C. Swoveland 06 Joseph P. McCoy The Board of Directors recommends you voteFOR proposals 2. and 3. For Against Abstain 2. Ratification of Appointment of KPMG LLP as Independent Auditors for the fiscal year ending December 31, 2011. 0 0 0 3. To approve, by non-binding vote, executive compensation. 0 0 0 The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 4. To recommend, by non-binding vote, the frequency of executive compensation votes. 0 0 0 0 NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. For address change/comments, mark here. 0 (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000089120_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . LINN ENERGY, LLC PROXY FOR ANNUAL MEETING OF UNITHOLDERS April 26, 2011 This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Mark E. Ellis and Charlene A. Ripley, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the units of LINN ENERGY, LLC that the unitholder is entitled to vote at the Annual Meeting of Unitholders to be held on April 26, 2011, and at any adjournment or postponement thereof. Whether or not you expect to attend the annual meeting, please vote the units. As explained on the other side of this proxy, you may vote by Internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use. This proxy, when properly executed, will be voted in the manner directed by the undersigned unitholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1), FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2), FOR APPROVAL OF EXECUTIVE COMPENSATION (PROPOSAL 3), AND FOR 3 YEARS (PROPOSAL 4). Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000089120_2 R1.0.0.11699